Exhibit (h)(4)(b)

TRANSPARENT VALUE TRUST

AMENDMENT TO

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

THIS AMENDMENT is made as of June 11, 2012 by and between ALPS Fund Services, Inc. (“ALPS”) and Transparent Value Trust (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Chief Compliance Officer Services Agreement dated April 1, 2010, as amended January 28, 2011 (the “Agreement”);

WHEREAS, the parties agreed to revise the terms of Section 1. Term of Agreement of the Agreement;

WHEREAS, on February 29, 2012, the Board of Trustees of the Trust approved one new series under the Trust; and

WHEREAS, ALPS and the Trust wish to modify the provisions of the Agreement to reflect revised Section 1. Term of Agreement and revised Exhibit A – List of Series.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Term of Agreement. Section 1. Term of the Agreement is replaced in its entirety with the following:

1.	SECTION 1 - Term of Agreement.

The Trust hereby retains ALPS for a period beginning on the Effective Date and ending two (2) years thereafter, subject to early termination as provided in this Agreement (the “Initial Term”). This Agreement shall automatically renew and shall continue for successive annual periods until terminated in accordance with the provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Trust desires to terminate this Agreement prior to the expiration of the Initial Term, ALPS shall agree to such termination upon payment by the Trust to ALPS of $20,000.

2. SECTION 3 – Fee. Section 3(a) of SECTION 3. Fee of the Agreement is replaced in its entirety with the attached Section 3(a) of SECTION 3. Fee.

3. Exhibit A – List of Series. Exhibit A – List of Series of the Agreement is replaced in its entirety with the attached Exhibit A – List of Series.

4. Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		TRANSPARENT VALUE TUST

By:	/s/ Jeremy O. May	By:	/s/ Armen Arus
Name:	Jeremy O. May	Name:	Armen Arus
Title:	President	Title:	President

SECTION 2. Fee.

(a) As compensation for the performance of the Services on behalf of the Trust, the Trust shall pay to ALPS, or shall cause the Trust to pay to ALPS, during the Term an annual fee of: $120,000 paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”). This fee is based on the assumption that ALPS will provide the services described in Exhibit B for the eight (8) portfolios set forth on Exhibit A. The Trust agrees that additional fees will be assessed for each portfolio in excess of eight (8). Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS as set forth in Exhibit C hereto.

Exhibit A

List of Series

Transparent Value Dow Jones RBP U.S. Large-Cap Aggressive Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Core Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Defensive Index Fund

Transparent Value Dow Jones RBP U.S. Dividend Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Growth Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Market Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Value Index Fund

Transparent Value Dow Jones RBP Directional Allocation Index Fund